Exhibit 10.61.1

2nd AMENDMENT OF

RESTRICTED STOCK AWARD AGREEMENT

This 2nd Amendment of Restricted Stock Award Agreement is between Path 1 Network Technologies Inc. (“Path 1”) and David Carnevale (“the Participant”) as of May 24, 2005. It amends the Restricted Stock Award Agreement between the parties dated October 23, 2003 (the “Stock Agreement”).

1. A new Section 14 is added to the Stock Agreement to read in full as follows:

14. Special Vesting of Pent-Up Restricted Stock. Notwithstanding anything in Section 3(b) to the contrary, the 15,625 shares of Restricted Stock which were scheduled to have vested by May 26, 2005, but did not vest by May 26, 2005 because on each scheduled vesting date and continuously thereafter a “closed window period” has been in effect (the “Pent-Up Restricted Stock”), shall vest in accordance with this Section 14. On each of June 1, 2005 and the same day of each of the nine succeeding calendar months (the ten “Monthly Vesting Dates”), one-tenth of the Pent-Up Restricted Stock shall vest, based on the Participant’s continuous employment with the Company through such respective Monthly Vesting Dates, and without regard to whether or not a “closed window period” is in effect on any such respective Monthly Vesting Date.

In consideration for the Company’s agreement to add this Section 14 to the Stock Agreement, the Participant

(a) is entering into a Rule 10b5-1 stock selling plan calling for the sale, on the trading day following each respective Monthly Vesting Date, of enough Pent-Up Restricted Stock to generate gross proceeds equal to 40% of the gross taxable income recognized by the Participant on such Monthly Vesting Date by virtue of such vesting, and not calling for any other sales, and calling for the direct payment to the Company from such gross proceeds of an amount equal to the required Federal and California tax withholding amounts, and

(b) agrees not to ever sell, assign or otherwise transfer any more than one-half of the Restricted Stock then vested which is not sold or to be sold under such Rule 10b5-1 plan, unless the Company is acquired, the Participant leaves the service of the Company, or such sale, assignment or transfer is allowed (i) by an express written permission of the Company’s Compensation Committee, which may be granted or withheld in the Committee’s sole discretion, or (ii) if the Committee and the Participant can reach such an agreement, by a contractual algorithm (which may include any agreed-upon parameters and values) which is set forth in a written agreement for such purpose.

2. It is the sole responsibility of the Participant to establish the Rule 10b5-1 stock selling plan. Path 1 has no obligation to provide any assistance in preparing or establishing such a plan; and if Path 1 does provide or has provided any such assistance, Path 1 shall have no obligation to provide any further assistance. The Participant shall have the sole responsibility both to ensure that the plan fully complies with Section 14(a) and to look to his own interests as to every other aspect of the plan.

3. Even if the Participant fails to establish, or terminates, a complying Rule 10b5-1 stock selling plan, Section 14(b) will remain in full force and effect.

4. Except as expressly amended by this Amendment, the Stock Agreement remains unchanged and in full force and effect.

5. The parties acknowledge that they have the right to have been represented by legal counsel of their own choosing, and that Heller Ehrman LLP and Hayden Trubitt are representing Path 1 and are not representing the Participant.

/s/ David A. Carnevale
David A. Carnevale

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/s/ John Zavoli
John Zavoli, President and CEO

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